Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 (File No. 333-278900 and 333-295344) and Form F-3 (333-278912) of UTime Limited (the “Company”) of our report dated August 10, 2026 relating to the Company’s consolidated financial statements which appears in this Annual Report on Form 20-F for the year ended March 31, 2026.

/s/ Assentsure PAC

Singapore

August 10, 2026